QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

SUBSIDIARIES OF EXACT SCIENCES CORPORATION

        Registrant's consolidated subsidiaries are shown below, together with the state or jurisdiction of organization of each subsidiary and the percentage of voting securities that Registrant owns in each subsidiary.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percent of Outstanding Voting Securities Owned as of December 31, 2013
Exact Sciences Laboratories LLC	Delaware	100%

QuickLinks

  EXHIBIT 21